Exhibit 10.4

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Amendment, dated as of April  29 , 2005, is made by and between WATERS INSTRUMENTS, INC. a Minnesota corporation (the “Borrower”), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”).

Recitals

The Borrower and the Lender are parties to a Credit and Security Agreement dated as of September 7, 2004 the “Credit Agreement”).  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                                       Defined Terms.  Capitalized terms used in this Amendment that are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.  In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case maybe, the following definitions:

(a)                                  The term “Borrowing Base” as defined in Section 1.1 of the Credit Agreement is hereby amended by replacing the date “April 30, 2005” where it appears in subparagraph (b)(iii) of such definition with the date “October 31, 2005”.

(b)                                 The term “Swingline Advance” is hereby added to Section 1.1 of the Credit Agreement, in the appropriate alphabetical order, to provide as follows:

“Swingline Advance” means, at any time, that part of the aggregate Revolving Advances then outstanding that would exceed the Borrowing Base at such time except for the effect of subparagraph (b) (iii) of the definition of the term “Borrowing Base”.

2.                                       Margins.  The first paragraph of Section 2.9(b) of the Credit Agreement preceding the table set forth in such Section is hereby amended in its entirety to.  provide as follows:

“(b)                           Margins.  The Margins through and including the first adjustment occurring as specified below shall be one-half of one percent (.50%) for Term Advances that are Floating Rate

Advances and one-half of one percent (.50%) for Revolving Advances that are Floating Rate Advances.  Beginning with respect to the fiscal quarter of the Borrower ending December 31, 2005, the Margins shall be adjusted with respect to the fiscal quarters of the Borrower ending June 30 and December 31 on the basis of the Debt Service Coverage Ratio of the Borrower with respect to the two (2) consecutive fiscal quarters ending as of the end of such fiscal quarter, in accordance with the following table:”

3.                                       Swingline Advance Fees.  Section 2.10(h) of the Credit Agreement is hereby amended in its entirety to provide as follows:

“(h)                           Swingline Advance Fees; Overadvance Fees.  The Borrower shall pay a fee in the minimum amount of $500.00 with respect to any fiscal month of the Borrower occurring on or after May 1, 2005, during which a Swingline Advance is outstanding, regardless of whether a Swingline Advance is outstanding for a single day or every day during such fiscal month, such fee to be due and payable in arrears on the first day of the month following the accrual of any such fee and on the Termination Date, if applicable.

The Borrower shall pay a fee for each Overadvance in the minimum amount of $1,000.00 for each day or portion thereof that Revolving Advances exceed the Borrowing Base, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by Lender; provided, however, that payment of such Overadvance fee shall not be deemed to constitute either consent to the Overadvance or the waiver of any Event of Default arising as the result of an Overadvance not otherwise consented to in advance by Lender.

4.                                       No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

5.                                       Conditions Precedent.  This Amendment, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)                                  A Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of August 25, 2004 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been certified to the Lender, pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of August 25, 2004 as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

(b)                                 Such other matters as the Lender may require.

6.                                       Representations and Warranties.  The Borrower hereby represents and warrants to the Lender as follows:

(a)                                  The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)                                 The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)                                  All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

7.                                       References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

8.                                       No Waiver.  The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

9.                                       Release.  The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, that the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

10.                                 Costs and Expenses.  The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

11.                                 Miscellaneous.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WATERS INSTRUMENTS, INC.,
a Minnesota corporation

By:	/s/ Gregg Anshus
Its:	CFO

WELLS FARGO BUSINESS CREDIT, INC.

By:	/s/ Brian J. Waldinger
Its Vice President